VIEMED HEALTHCARE ANNOUNCES VOTING RESULTS
FROM ITS ANNUAL GENERAL MEETING OF SHAREHOLDERS

Lafayette, Louisiana (June 13, 2023) Viemed Healthcare, Inc. (the “Company” or “Viemed”) (NASDAQ:VMD and TSX:VMD.TO), a national leader in respiratory care and technology-enabled home medical equipment services, today announced the voting results from its annual general meeting of shareholders held on June 13, 2023 (the “Meeting”) in Lafayette, Louisiana. The total number of shares represented in person or by proxy at the Meeting was 27,309,147, representing 71.33% of the total issued and outstanding shares in the capital of the Company.

Election of Directors

The eight candidates nominated for election to the Company’s Board of Directors (the “Board”) and listed in the Company’s management information and proxy circular dated April 28, 2023 (the “Circular”), were elected by at least a majority of the shareholders present in person or represented by proxy at the Meeting. The voting results are as follows:

Name	Votes For	% For	Votes Withheld	% Withheld
Casey Hoyt	22,064,219	94.49%	1,287,267	5.51%
W. Todd Zehnder	21,838,919	93.52%	1,512,567	6.48%
William Frazier	21,849,426	93.57%	1,502,060	6.43%
Randy Dobbs	22,708,754	97.25%	642,732	2.75%
Nitin Kaushal	13,154,410	56.33%	10,197,076	43.67%
Timothy Smokoff	21,960,150	94.04%	1,391,336	5.96%
Bruce Greenstein	21,219,374	90.87%	2,132,112	9.13%
Sabrina Heltz	21,959,192	94.04%	1,392,294	5.96%

Appointment of Auditors

The Company’s shareholders have approved the appointment of Ernst & Young LLP as the auditor of the Company for the fiscal year ended December 31, 2023 and authorized the Board to fix the auditor’s remuneration.

ABOUT VIEMED HEALTHCARE, INC.

Viemed is a provider of in-home medical equipment and post-acute respiratory healthcare services in the United States. Viemed’s service offerings are focused on effective in-home treatment with clinical practitioners providing therapy and counseling to patients in their homes using cutting-edge technology. Visit our website at www.viemed.com.

For further information, please contact:

Glen Akselrod
Bristol Capital
905-326-1888
glen@bristolir.com

Todd Zehnder
Chief Operating Officer
Viemed Healthcare, Inc.
337-504-3802
investorinfo@viemed.com